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                                                                     EXHIBIT 4.9

                                    AMENDED
                         CERTIFICATE OF DESIGNATION OF
                   5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                        TEXAS BIOTECHNOLOGY CORPORATION

     Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), David B. McWilliams, President, and Stephen L. Mueller, Vice President, Secretary and Treasurer, of Texas Biotechnology Corporation, a Delaware corporation (the "Company"), do hereby certify that:

     WHEREAS, all issued and outstanding shares of the Company's 5% Cumulative Convertible Preferred Stock, par value $.005 per share ("5% Preferred"), were converted on or before February 1998 in accordance with the provisions of the Company's Certificate of Designation of 5% Cumulative Convertible Preferred Stock (5% Certificate of Designation"); and

     WHEREAS, on March 3, 1998, no shares of 5% Preferred were outstanding and the Board of Directors has determined that no shares of 5% Preferred will be issued in the future subject to the 5% Preferred Certificate of Designation; and

     WHEREAS, in accordance with the provisions of Section 151(g) of the DGCL, at a meeting held on March 3, 1998, the Company's Board of Directors duly approved and adopted the following resolutions:

NOW, THEREFORE, BE IT

     RESOLVED, that the Board of Directors hereby affirms that no shares of the 5% Preferred are outstanding and that no shares of the 5% Preferred will be issued subject to the 5% Certificate of Designation; and

     RESOLVED FURTHER, that the proper officers of the Company be and hereby are authorized and directed to execute, file and deliver the Certificate of Amendment to the 5% Certificate of Designation (the "5% Amendment") in accordance with the provisions of the DGCL, which 5% Amendment, when effective, will (i) cancel and eliminate the 5% Certificate of Designation from the Company's Certificate of Incorporation, as amended, and (ii) return the shares of the Company's Preferred Stock, $.005 par value, ("Preferred Stock") previously subject to the 5% Certificate of Designation to the status of authorized and unissued shares of Preferred Stock.
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     IN WITNESS WHEREOF, the Company has caused this Amended Certificate of
Designation to be executed by its President and its Vice President, Secretary & Treasurer, this 3rd day of March 1998.



                                             /s/ DAVID B. MCWILLIAMS
                                             --------------------------
                                             David B. McWilliams,
                                             President




                                             /s/ STEPHEN L. MUELLER
                                             --------------------------
                                             Stephen L. Mueller,
                                             Vice President, Secretary and
                                             Treasurer



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